UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) Of The Securities Exchange Act Of 1934
(Amendment No.___)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 27, 2010

To the Stockholders of TransAct Technologies Incorporated:

Notice is hereby given that the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of TransAct Technologies Incorporated (the “Company” or “TransAct”), a Delaware corporation, will be held on May 27, 2010 at 10:00 a.m. Eastern Time, at the Company’s executive offices located at One Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, CT 06518 for the following purposes:

(1)	To vote on a proposal to elect Graham Y. Tanaka as a director to serve until the 2013 Annual Meeting of Stockholders or until the director’s successor has been duly elected and qualified;

(2)	To vote on a proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2010;

(3)	To approve an amendment to the Company's 2005 Equity Incentive Plan to increase the number of shares that are available for issuance; and

(4)	To transact such other business as may legally come before the Annual Meeting.

Stockholders of record at the close of business on April 5, 2010 are entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,

STEVEN A. DEMARTINO Secretary

Hamden, Connecticut
April 23, 2010

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, THE COMPANY REQUESTS THAT YOU FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. PROMPT RESPONSE IS HELPFUL, AND YOUR COOPERATION IS APPRECIATED.

TRANSACT TECHNOLOGIES INCORPORATED
One Hamden Center
2319 Whitney Avenue
Suite 3B
Hamden, Connecticut 06518

PROXY STATEMENT FOR ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD ON MAY 27, 2010

Important Notice Regarding the Availability of Proxy Materials for the Stockholder
Meeting To Be Held on May 27, 2010.

This proxy statement and our 2009 Annual Report
are available at www.transact-tech.com/proxymaterials.

This Proxy Statement is being furnished to the stockholders of TransAct Technologies Incorporated (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company to be held on May 27, 2010, and any adjournments or postponements thereof (the “Annual Meeting”).  This Proxy Statement, the foregoing Notice of Annual Meeting, the enclosed form of proxy and the Company’s 2009 Annual Report to Stockholders are first being mailed or given to stockholders on or about April 23, 2010.

SOLICITATION AND REVOCATION OF PROXY

Any stockholder who executes and returns the enclosed proxy has the power to revoke the same any time prior to its being voted.  The accompanying proxy will be voted as specified thereon.  A specification on the proxy card may be made to grant or withhold authority to vote for the election of the director and to indicate separate approval or disapproval as to the other matters presented to stockholders.  Where an executed proxy has been received, but a choice is not so specified, the shares represented by the proxy will be voted to elect the director nominee, to ratify PricewaterhouseCoopers LLP as the Company’s independent registered accounting firm and to approve the proposed amendment to the Company’s 2005 Equity Incentive Plan.  In addition, the proxy confers discretionary authority to vote on any matter properly presented at the Annual Meeting, which is not known to the Company as of the date of this Proxy Statement. Brokers are not permitted to vote your shares with respect to election of directors and the amendment to the Company’s 2005 Equity Incentive Plan without instructions from you. If your shares are held in the name of a broker or nominee and you do not instruct the broker or nominee how to vote with respect to the election of directors and the amendment to the 2005 Equity Incentive Plan or if you abstain or withhold authority to vote on any matter, your shares will not be counted as having been voted on that matter, but will be counted as in attendance at the meeting for purposes of a quorum.

VOTING SECURITIES

Stockholders of record on April 5, 2010 are entitled to vote at the Annual Meeting.  Each holder of Common Stock is entitled to cast one vote for each share of Common Stock held on April 5, 2010.  There were 9,387,736 shares of Common Stock issued and outstanding and entitled to vote at the close of business on April 5, 2010.  Shares representing a majority of the shares issued, outstanding and entitled to be voted at the Annual Meeting, present in person or represented by proxy, will constitute a quorum to transact business.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company regarding the beneficial ownership of the Company’s common stock as of April 5, 2010 by: (i) each person known by the Company to own beneficially more than 5% of the Company’s common stock; (ii) each director or nominee for director of the Company; (iii) each current executive officer of the Company named in the Summary Compensation Table; and (iv) all current directors and executive officers of the Company as a group.  Except as otherwise indicated, each of the persons named in the table has sole voting power and sole dispositive power with respect to the shares set forth opposite such person’s name and the address of the holder is One Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, CT 06518.

Name of Beneficial Owner	Shares Beneficially Owned	Percent of Class
More than 5% Stockholders:
Burnham Asset Management Corporation Burnham Securities Inc. (1)	867,272	9.24%
Directors and Executive Officers:
Graham Y. Tanaka (2)	272,847	2.89%
Bart C. Shuldman (3)	275,273	2.86%
Charles A. Dill (4)	215,735	2.29%
Thomas R. Schwarz (5)	112,975	1.20%
Steven A. DeMartino (6)	112,724	1.19%
Michael S. Kumpf (7)	83,824	*
James B. Stetson (8)	33,000	*
Tracey S. Chernay (9)	22,000	*
All current directors and executive officers as a group (11 persons) (10)	1,167,228	11.71%
________
*	Less than 1% of the outstanding Common Stock.

(1)
This information listed in the table and this footnote is based solely on the Schedule 13G filed on February 16, 2010 by Burnham Asset Management Corporation, (“Burnham Corporation”) and Burnham Securities Inc. (“Burnham Securities”).  According to the Schedule 13G, Burnham Corporation and Burnham Securities beneficially own 755,272, and 112,000 shares of our common stock, respectively.  Burnham Corporation serves as the investment manager for a number of managed accounts with respect to which it has dispositive authority over the shares reported in the Schedule 13G.  Burnham Securities is a registered broker-dealer with a number of discretionary accounts with respect to which it has dispositive authority over the shares reported in the Schedule 13G.  The address of each of the entities listed in this footnote is 1325 Avenue of the Americas, New York, New York 10019.

(2)
Includes 61,500 shares subject to options currently exercisable or to become exercisable within 60 days of April 5, 2010 granted under the Company’s Non-Employee Directors’ Stock Plan and 2005 Equity Incentive Plan and 7,065 shares deemed beneficially owned by Mr. Tanaka that are directly owned by his children.  Also includes 3,000 unvested shares of restricted stock of the Company.

(3)
Includes 1,500 shares owned by his spouse in an individual retirement account, 4,800 shares owned by his minor children and 3,750 shares owned by his mother.  Includes 224,042 shares subject to options currently exercisable or to become exercisable within 60 days of April 5, 2010 granted under the Company’s 1996 Stock Plan and 2005 Equity Incentive Plan.  Also includes 8,181 deferred stock units issued under the Company’s 2009 Incentive Bonus Program, which are fully vested and convertible into shares of common stock as of April 5, 2010.

(4)
Includes 52,750 shares subject to options currently exercisable or to become exercisable within 60 days of April 5, 2010 granted under the Company’s Non-Employee Directors’ Stock Plan and 2005 Equity Incentive Plan.  Also includes 3,000 unvested shares of restricted stock of the Company and 1,550 shares directly owned by his spouse.

(5)
Includes 56,500 shares subject to options currently exercisable or to become exercisable within 60 days of April 5, 2010 granted under the Company’s Non-Employee Directors’ Stock Plan and 2005 Equity Incentive Plan.  Also includes 3,000 unvested shares of restricted stock of the Company, 1,500 shares deemed to be beneficially owned by Mr. Schwarz in his capacity as trustee of a trust for the benefit of his granddaughter, 1,500 shares beneficially owned by his daughter, as to which shares he disclaims beneficial ownership, and 3,975 shares owned by his spouse.

(6)
Includes 81,000 shares subject to options currently exercisable or to become exercisable within 60 days of April 5, 2010 granted under the Company’s 1996 Stock Plan and 2005 Equity Incentive Plan.  Also includes 2,023 deferred stock units issued under the Company’s 2009 Incentive Bonus Program, which are fully vested and convertible into shares of common stock as of April 5, 2010.

(7)	Includes 45,625 shares subject to options currently exercisable or to become exercisable within 60 days of April 5, 2010 granted under the Company’s 1996 Stock Plan and 2005 Equity Incentive Plan.

(8)	Includes 14,000 shares subject to options currently exercisable or to become exercisable within 60 days of April 5, 2010 granted under the 2005 Equity Incentive Plan.

(9)	Includes 22,000 shares subject to options currently exercisable or to become exercisable within 60 days of April 5, 2010 granted under the Company’s 2005 Equity Incentive Plan.

(10)
Includes 9,000 unvested shares of restricted stock of the Company and 581,017 shares subject to options currently exercisable or to become exercisable within 60 days of April 5, 2010 granted under the Company’s 1996 Stock Plan, 2001 Employee Stock Plan, 2005 Equity Incentive Plan and Non-Employee Directors’ Stock Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, executive officers and persons who beneficially own more than 10% of the Company’s common stock to file with the SEC and the Nasdaq Stock Market reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company and to furnish the Company with copies of all such reports they file.  To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company, or written representations that no other reports were required to be filed by those persons, the Company believes that, during the fiscal year ended December 31, 2009, all of the Company’s officers, directors and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements, except for Ms. Chernay, who did not timely complete a Form 4 filing relating to one transaction.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company maintains policies that relate to the identification, review and approval of related party transactions.  As part of a review of possible related person transactions, the Company annually distributes and collects questionnaires that solicit information about any direct or indirect transactions with the Company from each of our directors and officers.

    Our Standards of Business Conduct require all directors, officers and employees to avoid any situation that involves an actual or apparent conflict of interest in personal and professional relationships or with their duty to, or with any interest of, the Company.  Under the Standards of Business Conduct, situations that involve, or may reasonably be inferred to involve, a conflict between a director, officer or employee’s personal interests and the interests of the Company should be disclosed to the Chair of the Audit Committee.  The Audit Committee is then responsible for reviewing the related party transaction.  No related party transaction shall be approved or ratified if such transaction is contrary to the best interests of the Company.  In determining whether to approve or ratify a related party transaction, the Audit Committee takes into account such factors as it deems appropriate, which may include whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

From January 1, 2009 to the date of this proxy statement, there have not been any transactions subject to the Company’s related party transaction policy or of the type described in Item 404 of Regulation S-K, and currently no such transactions are proposed.

CORPORATE GOVERNANCE

The Company strives to maintain corporate governance practices that benefit the long-term interests of the Company’s stockholders by clearly outlining the Company’s duties and responsibilities, providing a framework for active and fruitful discussions among the members of the Board of Directors and between the Board and management, and avoiding conflicts of interest and other legal and ethical problems. Accordingly, the Company’s corporate governance practices are designed not only to satisfy regulatory requirements, but also to provide for effective management of the Company.

Information on the Company’s corporate governance practices is available to the public under “Corporate Governance” on the Company’s website at www.transact-tech.com.  The information on the website includes the Company’s Corporate Governance Principles, the charters of each of the Company’s Committees, and the Company’s Standards of Business Conduct, which includes a code of ethics applicable to the officers responsible for financial reporting, the Chief Executive Officer, Chief Financial Officer and Controller.  The Company encourages its directors to attend all Board meetings as well as the Annual Meeting.  All of the directors attended the Company’s 2009 Annual Meeting.  Each director attended at least 85% of the Company’s Board meetings held in 2009 and 90% of applicable Committee meetings.

Board Leadership Structure

At present, the Board has chosen to combine the positions of Chief Executive Officer and Chairman of the Board.  The Board believes it is important to retain the organizational flexibility to determine whether the roles of Chairman of the Board and Chief Executive Officer should be separated or combined in one individual.  While there may be circumstances in which an independent Chairman is appropriate, the Board currently believes that the Chief Executive Officer is the individual with the necessary experience, commitment and support of the other Board members to effectively carry out the role of Chairman.

The Board believes this structure promotes better alignment of strategic development and execution, more effective implementation of strategic initiatives, and clearer accountability for their success or failure.  Moreover, the Board believes that combining the Chairman and Chief Executive Officer positions does not impede independent oversight.  Three of the four members of the Board are independent under The Nasdaq Global Market rules.

Board's Role in Risk Oversight

Senior management is responsible for assessing and managing our various exposures to risk on a day-to-day basis, including the creation of appropriate risk management policies and programs.  The Company has a strong internal control environment to identify and manage risks.  These include Standards of Business Conduct, quarterly internal management disclosure committee meetings, robust product quality standards and processes, and a comprehensive internal and external audit process.  Management communicates routinely with the Board, Board Committees and individual Directors on the significant risks identified and how they are being managed.  The Board of Directors is responsible for overseeing management in the execution of its responsibilities and for assessing the overall approach to risk management.  The Board of Directors exercises these responsibilities periodically as part of its meetings and also through its four committees, each of which examines various components of enterprise risk as part of their responsibilities.  The Compensation and Corporate Governance Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements.  The Audit Committee oversees management of financial risks, as well as our policies with respect to risk assessment and risk management.  The Nominating Committee manages risks associated with board independence and potential conflicts of interest.   In addition, an overall review of risk is inherent in the Board’s consideration of our long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters.  The Board of Director’s role in risk oversight is consistent with our leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing our risk exposure, and the Board and its committees providing oversight in connection with these efforts.

Board Size

The Corporate Governance Principles provide that the Board should generally have between four and ten members.  In establishing the appropriate number of directors, the Board and the Compensation and Corporate Governance Committee consider (i) resignations and retirements from the current Board, (ii) the availability of appropriate, qualified candidates, and (iii) the goal of assuring that the Board is small enough to facilitate active discussions and decision-making while, at the same time, is large enough to provide an appropriate mix of continuity, experience, skills and diversity so that the Board and its Committees can effectively perform their responsibilities.

Criteria for Membership on the Board

The Board and its Nominating Committee consider a number of different factors in selecting nominees for director.  Some of these factors, such as integrity, are applied uniformly to all prospective candidates.  Others, such as specific industry experience, may be adopted on a case by case basis by the Board and the Nominating Committee based on the Company’s business needs at the time a nomination is under consideration.  The Nominating Committee and the Board of Directors apply the same criteria to each candidate for the Board, regardless of whether the candidate is proposed by a stockholder or some other source.  Specific criteria considered by the Nominating Committee and the Board include:

Independence.  The Board of Directors, in its Corporate Governance Principles and Committee charters, has established a policy that a substantial majority of the directors be “independent” members of the Board.  The Nominating Committee and the Board consider the independence of each prospective director before election and further consider the independence of all continuing directors on at least an annual basis.  The Board has determined that Messrs. Dill, Schwarz and Tanaka are independent in accordance with the Company’s criteria and Mr. Shuldman, the Company’s Chief Executive Officer, is not independent.  The Board applies the following criteria in determining independence, which criteria are derived from Nasdaq’s listing standards as well as certain additional requirements that are imposed on certain Committee members under the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the Internal Revenue Service (the “IRS”):

•
Independent Judgment. The director must not have any relationship with the Company that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  In making this determination, the Board considers all relevant facts and circumstances, including commercial, charitable and familial relationships that might have an impact on the director’s judgment.

•
Employment. The director must not have been an employee of the Company or any parent or subsidiary of the Company at any time during the past three years.  In addition, a member of the director’s immediate family (including the director’s spouse, parents, stepparents, children, stepchildren, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law and anyone who resides in the director’s home other than a tenant or employee) must not have been an executive officer of the Company during the past three years.

•
Other Payments. Neither the director nor a member of his or her immediate family member may have received compensation of more than $100,000 per year from the Company during any period of twelve consecutive months during the past three years, except for director fees, payments arising solely from investments in the Company’s securities, benefits under certain Company plans and non-discretionary compensation, certain permitted loans and compensation paid to a family member who is not an executive officer of the Company.

•
Auditor Affiliation. Neither the director nor a member of his or her immediate family may be a current partner of the Company’s independent auditors or have been a partner or employee of the Company’s independent auditors who worked on the Company’s audit at any time during the past three years.

•
Interlocking Directorships. Neither the director nor any member of his or her immediate family may be employed as an executive officer by another entity where, at any time during the past three years, any of the Company’s executive officers served on the compensation committee.

•
Transactions. Neither the director nor any member of his or her immediate family may be a partner in, or a controlling stockholder or executive officer of, any organization that, during the current or any one of the past three years, received payments from the Company, or made payments to the Company, for property or services that exceed the greater of $200,000 or 5% of the recipient’s annual consolidated gross revenues for such year (excluding payments arising solely from investments in the Company’s securities or paid under a non-discretionary charitable matching program).

•
Additional Standards for Audit Committee Members. Any director who serves on the Board’s Audit Committee may not, directly or indirectly, have received any consulting, advisory or other compensatory fee from the Company (other than certain retirement benefits and deferred compensation) or be an affiliate of the Company (except as a director, but including by way of stock ownership).  In addition, no such director may have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.

Overall Board Composition.  The Board of Directors believes it is important to consider the professional skills and background, experience in relevant industries, age and diversity of its directors in light of the Company’s current and future business needs.

Personal Qualities.  Each director must possess certain personal qualities, including integrity, judgment and business acumen.  In addition, each director must be no older than 75 years of age at the time of nomination or renomination.

Diversity.  The Board has not adopted a formal policy with respect to its consideration of diversity and does not follow any ratio or formula to determine the appropriate mix; rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of board service.

Commitments.  Each director must have the time and ability to make a constructive contribution to the Board.  While the Board does not believe it is appropriate to establish a single standard regarding the number of other boards on which a director may sit, this is a factor that may be considered in reviewing a candidate’s suitability.

Additional Criteria for Incumbent Directors.  During their terms, all incumbent directors on the Company’s Board are expected to attend Board and Committee meetings regularly; to stay informed about the Company and its business; to participate in discussions of the Board and its Committees; to take an interest in the Company’s business and provide advice and counsel to the Company’s Chief Executive Officer; and to comply with the Company’s Corporate Governance Principles and other applicable policies.

Regulatory Requirements.  The Board must have directors who meet the criteria established from time to time by The Nasdaq Global Market, the SEC, the IRS and other applicable regulatory entities for service on the Board and its Committees.

Director Nomination Process

Under its charter, the Nominating Committee is responsible for identifying, reviewing and recommending individuals to the Board for nomination or election as directors. This typically involves the following steps:

•
Specific Criteria. The Nominating Committee and the Board review the overall composition of the Board in light of the Company’s current and expected business needs and, as a result of such assessments, may establish specific qualifications that the Committee will seek in Board candidates.

•
Identifying New Candidates. The Nominating Committee may seek to identify new candidates for the Board (i) who possess the desired qualifications and (ii) who satisfy the other requirements for Board service.  In identifying new director candidates, the Committee may seek advice and names of candidates from Committee members, other members of the Board, members of management, and other public and private sources.  The Committee may also, but need not, retain a search firm in order to assist it in these efforts.

•
Reviewing New Candidates. The Nominating Committee reviews the potential new director candidates identified through this process.  This involves reviewing the candidates’ qualifications and conducting an appropriate background investigation.  The Committee may also select certain candidates to be interviewed by one or more Committee members.

•
Reviewing Incumbent Candidates. On an annual basis, the Nominating Committee also reviews incumbent candidates for renomination to the Board. This review involves an analysis of the criteria described above that apply to incumbent directors.

•
Recommending Candidates. The Nominating Committee recommends a slate of candidates for the Board of Directors to submit for approval to the stockholders at the Annual Meeting.  This slate of candidates may include both incumbent directors and new nominees.  In addition, apart from this annual process, the Committee may, in accordance with the Corporate Governance Principles, recommend that the Board elect new members of the Board who will serve until the next annual meeting of stockholders.  At the time of making any recommendation to the Board, the Committee reports on the criteria that were applied in making the recommendation and its findings concerning each candidate’s qualifications.

•
Stockholder Nominations Submitted to the Committee. Stockholders may also submit names of director candidates, including their own, to the Nominating Committee for its consideration.  The process for stockholders to use in submitting suggestions to the Nominating Committee is set forth below at “Procedures for Submitting Director Nominations and Recommendations.”  Candidates who are nominated for the Board of Directors by stockholders are evaluated in the same manner as recommendations received from other sources.

Board Meetings and Executive Sessions

The Board of Directors holds regular quarterly meetings, as well as periodic special meetings.  In 2009, the Board of Directors held nine meetings.

Independent directors meet by themselves in executive sessions, without management or employee directors present, at most regularly scheduled Board meetings.  In addition, independent directors may convene additional executive sessions at any time.

These executive sessions are led by the Chair of the committee that is responsible for the subject matter at issue (e.g., the Audit Committee Chair would lead a discussion of audit-related matters).  When it is not clear which committee has specific responsibility for the subject matter, the Chair of the Compensation and Corporate Governance Committee presides.

Committees of the Board

The Board has four standing committees: the Audit Committee, the Compensation and Corporate Governance Committee, the Nominating Committee and the Executive Committee.

Each Committee is composed entirely of independent directors and operates under a written charter.  The Chair of each Committee is selected by the Board.  Each Committee, except the Executive Committee, holds regular executive sessions at which only Committee members are present.  Each Committee is authorized to retain its own outside counsel and other advisors as it desires.

Charters for the Audit Committee, the Compensation and Corporate Governance Committee, and the Nominating Committee are available on the Company’s website, www.transact-tech.com, but a brief summary of the committees’ responsibilities follows:

Audit Committee. The Audit Committee is responsible for assisting the Board in fulfilling its responsibilities to oversee the quality and integrity of the Company’s financial statements and accounting practices, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s independent registered public accounting firm and internal audit function.  It is comprised of Messrs. Charles A. Dill, Thomas R. Schwarz and Graham Y. Tanaka, with Mr. Dill serving as Chair.  The Board has determined that each member of the Audit Committee is an independent director and meets the financial literacy requirements of The Nasdaq Global Market to serve on the Committee.  In addition, the Board has determined that Mr. Dill is an “audit committee financial expert” as defined under the rules of the Securities and Exchange Commission.  The Audit Committee operates under a written charter, which was revised in March 2004 and is posted on the Company’s website.  The Audit Committee met four times during 2009.

Nominating Committee. The Nominating Committee is responsible for assisting the Board in carrying out its responsibilities relating to the composition of the Board, including identifying, reviewing and recommending candidates to the Board for nomination as directors.  It is comprised of Messrs. Charles A. Dill, Thomas R. Schwarz and Graham Y. Tanaka, with Mr. Tanaka serving as Chair.  The Nominating Committee operates under a written charter, which was adopted in March 2004 and is posted on the Company’s website.  The Nominating Committee met two times during 2009.

    Compensation and Corporate Governance Committee. The Compensation Committee provides oversight for the hiring and termination of all executive officers of the Company, the Company’s corporate governance practices, CEO performance review and succession planning, director compensation, Board and Committee performance evaluation, stockholder communication matters, the design and management of the executive compensation programs, and the philosophy and programs for all employee compensation and benefit programs worldwide .  The Committee is responsible for determining the compensation (including salary, bonus, equity-based grants, and any other long-term cash compensation) for the Company’s Chief Executive Officer and for other senior executives as are subject to the Committee’s direct purview.  It is comprised of Messrs. Charles A. Dill, Thomas R. Schwarz and Graham Y. Tanaka, with Mr. Schwarz serving as Chair.  The Compensation and Corporate Governance Committee operates under a written charter, which was adopted in March 2004 and is posted on the Company’s website.  The Compensation and Corporate Governance Committee met five times during 2009.

Executive Committee. The Executive Committee meets between scheduled meetings of the Board of Directors and has the power and authority of the Board, except as limited by the Company’s By-Laws.  It is comprised of Messrs. Charles A. Dill, Thomas R. Schwarz and Graham Y. Tanaka.  The Executive Committee did not meet during 2009.

Standards of Business Conduct

In order to help assure the highest levels of business ethics at the Company, the Board of Directors has approved and the Company has adopted Standards of Business Conduct (the "Standards"), which apply to the Company’s directors, officers and employees.  The Standards provide an overview of the Company’s policies related to employee conduct in the workplace, regulatory compliance and investigations; the Company’s relationships with its customers, vendors, competitors and the public; insider trading; conflicts of interest; lobbying; political activities and contributions; accuracy of books, records and financial statements; confidentiality; and the protection of all who come forward to report suspected violations of the Standards.  In addition, the Standards act as a code of ethics promoting honest and ethical conduct on the part of the Company’s officers who are responsible for financial reporting, including the Chief Executive Officer, Chief Financial Officer and Controller.  The Standards mandate that these officers avoid conflicts of interest and disclose any relationship that could give rise to a conflict, protect the confidentiality of non-public information about the Company, work to achieve responsible use of the Company’s assets and resources, comply with all applicable governmental rules and regulations, and promptly report any possible violation of the Standards.  The Standards require these individuals to promote full, fair, understandable and accurate disclosure in the Company’s publicly filed reports and other public communications.  It sets forth standards for accounting practices and maintenance of records.  Individuals who fail to observe the terms of the Standards may face disciplinary action, including possible employment termination.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Board of Directors currently consists of four directors and is divided into three classes.  Each class of directors is elected by the holders of the Company’s Common Stock to serve a staggered three-year term.  At the Annual Meeting, one person is to be elected to hold office as a director until the 2013 Annual Meeting of Stockholders or until a successor is duly elected and qualified.  The nominee for election is Graham Y. Tanaka.  Should the nominee become unavailable, which is not anticipated, votes pursuant to the proxy will be cast for a substitute candidate as may be designated by the Board of Directors, or in the absence of such designation, in such other manner as the Board may in their discretion determine.  Alternatively, in such a situation, the Board of Directors may take action to fix the number of directors for the ensuing year at the number of nominees and incumbent directors who are then able to serve.

Information Concerning Nominee for Re-election as Director Who’s Term Will Expire at the 2013 Annual Meeting

Graham Y. Tanaka, 62, has been a director of the Company since its formation in June 1996.  Mr. Tanaka has been President of Tanaka Capital Management, Inc., an investment management firm, since 1986.  He is a director of Tanaka Funds, Inc. and Tanaka Capital Management, Inc.

Mr. Tanaka’s qualifications for election to the Company’s Board of Directors include private investment management experience as President of Tanaka Capital Management, Inc. and board experience as a director of Tanaka Funds, Inc. and Tanaka Capital Management, Inc. He has been a director of the Company since its inception and is Chairman of the Nominating Committee.  With his varied experiences as a director and investment manager working in the financial markets, Mr. Tanaka brings extensive knowledge of financial markets and financial analysis gained through his experience.

VOTE REQUIRED

The election of Graham Y. Tanaka as director of the Company requires the affirmative vote of a plurality of the votes of the Company’s Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.  Abstentions by holders of such shares and broker non-votes will have no effect on the election of directors, but will be included in determining the presence of a quorum at the Annual Meeting.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE ELECTION OF GRAHAM Y. TANAKA AS DIRECTOR OF THE COMPANY.

Information Concerning Directors Whose Terms Will Expire at the 2011 Annual Meeting

Thomas R. Schwarz, 73, has been a director of the Company since its formation in June 1996 and was Chairman of the Board from June 1996 to February 2001.  Mr. Schwarz was Chairman and Chief Executive Officer of Grossman’s Inc., a retailer of building materials, from 1990 until his retirement in 1994.  From 1980 to 1990, he was President, Chief Operating Officer and a director of Dunkin’ Donuts Incorporated, a food service company.  Mr. Schwarz is a director of Tanaka Growth Fund and another privately held company.

Mr. Schwarz’s qualifications for election to the Company’s Board of Directors include public company leadership experience as President, Chief Operating Officer of Dunkin’ Donuts Incorporated and outside board experience as a director of Dunkin’ Donuts Incorporated, Grossman’s Inc., and The Tanaka Growth Fund.  He has been a director of the Company since its inception and is Chairman of the Compensation Committee.  From his past executive positions, Mr. Schwarz brings to our Board his extensive executive experience and knowledge operating and managing complex operating companies.

Bart C. Shuldman, 53, has been Chief Executive Officer, President and a director of the Company since its formation in June 1996 and has been Chairman of the Board since February 2001.  Previously, Mr. Shuldman was Vice President of Sales and Marketing of Magnetec Corporation, a former subsidiary of Tridex, from April 1993 to August 1993, and served as President of Magnetec, and later the combined operations of Magnetec and Ithaca Peripherals Incorporated, another former Tridex subsidiary, from August 1993 to June 1996.  Mr. Shuldman is also the director of another privately held company.

Mr. Shuldman’s qualifications for election to the Company’s Board of Directors include public company leadership experience as Chief Executive Officer and President of the Company since its inception and board experience as a director and currently Chairman of the Board of the Company.  Mr. Shuldman brings to our Board his experience and knowledge of our business derived from his current position as Chief Executive Officer and President.

Information Concerning Directors Who’s Term Will Expire at the 2012 Annual Meeting

Charles A. Dill, 70, has been a director of the Company since its formation in June 1996.  From 2004 to the present, Mr. Dill has served as a General Partner of Two Rivers Associates, a private equity investment firm.  Mr. Dill was a General Partner of Gateway Associates, a venture capital firm, from 1996 to 2004.  Mr. Dill currently serves as a director of Zoltek Companies, Inc. and Stifel Financial Corp., as well as several other privately held companies.

Mr. Dill’s qualifications for election to the Company’s Board of Directors include private company leadership experience from his time as President and Chief Executive Officer of Bridge Information Systems, Inc. and President of AVX Corporation.  Mr. Dill also has outside public company board experience as a director of Zoltek Companies, Inc. and Stifel Financial Corp.  He has been a director of the Company since its inception and is Chairman of the Audit Committee.  From his past executive and director positions, Mr. Dill brings to our Board his extensive executive experience and knowledge operating and managing complex manufacturing organizations.

PROPOSAL 2:

RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010

The Audit Committee has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the financial statements of the Company for the 2010 fiscal year.  This selection is being presented to the stockholders for ratification at the Annual Meeting.  PricewaterhouseCoopers LLP has audited the Company’s financial statements since the Company’s formation in 1996.  In the event stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

VOTE REQUIRED

The ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2010 requires the affirmative vote of a majority of the Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.  Abstentions by holders of such shares with respect to voting on this matter will have the effect of a negative vote.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

POLICY REGARDING PRE-APPROVAL OF SERVICES PROVIDED
BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has established a policy requiring it’s pre-approval of all audit services and permissible non-audit services provided by the independent registered public accounting firm, along with the associated fees for those services (the “Policy”).  The Policy provides for the annual pre-approval of specific types of services pursuant to policies and procedures adopted by the Audit Committee, and gives detailed guidance to management as to the specific services that are eligible for such annual pre-approval.  The Policy requires the specific pre-approval of all other permitted services.  For both types of pre-approval, the Audit Committee considers whether the provision of a non-audit service is consistent with the Securities and Exchange Commission’s rules on auditor independence, including whether provision of the service (i) would create a mutual or conflicting interest between the independent registered public accounting firm and the Company, (ii) would place the independent registered public accounting firm in the position of auditing its own work, (iii) would result in the independent registered public accounting firm acting in the role of management or as an employee of the Company, or (iv) would place the independent registered public accounting firm in a position of acting as an advocate for the Company.  In addition, the Audit Committee considers whether the independent registered public accounting firm is best positioned and qualified to provide the most effective and efficient service, based on factors such as the independent registered public accounting firm’s familiarity with the Company’s business, personnel, systems or risk profile and whether provision of the service by the independent registered public accounting firm would enhance the Company’s ability to manage or control risk or improve audit quality or would otherwise be beneficial to the Company.

The Audit Committee may delegate to one of its members the authority to address certain requests for pre-approval of services between meetings of the Committee, and such Committee member is required to report his or her pre-approval decisions to the Committee at its next regular meeting.  The Policy is designed to ensure that there is no delegation by the Audit Committee of authority or responsibility for pre-approval decisions to management of the Company.  The Audit Committee monitors compliance by management with the pre-approval policy by requiring management, pursuant to the Policy, to report to the Audit Committee on a regular basis regarding the pre-approved services rendered by the independent registered public accounting firm.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S SERVICES AND FEES

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm.  Accordingly, the Audit Committee has appointed PricewaterhouseCoopers LLP to perform audit and other services for the Company.  In addition, the Audit Committee has procedures in place for the pre-approval by the Audit Committee of all services provided by PricewaterhouseCoopers LLP.  These pre-approval procedures, as amended, are described above under “Policy Regarding Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm.”

The aggregate fees billed by PricewaterhouseCoopers LLP to the Company for the years ended December 31, 2009 and 2008 are as follows:

	2009	2008
Audit Fees(1)	$418,720	$412,192
Audit-Related Fees (2)	12,500	6,000
Tax Fees (3)	5,275	6,200
All Other Fees (4)	1,515	1,515
Total Fees for Services Provided	$438,010	$425,907
________
(1)
Audit Fees consist of fees related to: (i) the annual audit of the Company’s financial statements and of internal controls, (ii) reviews of the Company’s quarterly financial statements, (iii) statutorily required audits for the Company’s UK subsidiary and (iv) the review of registration statements, periodic reports and other reports filed with the SEC.

(2)	Audit-Related Fees consist of fees incurred for consultations regarding accounting and financial reporting standards.

(3)	Tax Fees include fees incurred for tax planning and advice, preparation of domestic and foreign tax returns, research and development tax credit study, and review of tax accruals.

(4)	All Other Fees include software license fees for the use of a web-based accounting research tool.

The Audit Committee has considered whether the provision of the above services, other than Audit Fees, is compatible with maintaining the auditors’ independence and has determined that, in its opinion, they are compatible.  All of the above services during the year ended December 31, 2009, other than those covered by Audit Fees, were either approved by the Audit Committee or were performed pursuant to pre-approval policies and procedures.

AUDIT COMMITTEE REPORT

Under its charter, the Audit Committee is responsible for assisting the Board in fulfilling its responsibilities to oversee the internal control over financial reporting and quality and integrity of the Company’s financial statements and accounting practices, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s independent registered public accounting firm and internal audit function.

Management is responsible for preparing complete and accurate consolidated financial statements in accordance with generally accepted accounting principles.  The independent registered public accounting firm is responsible for performing independent audits of the Company’s consolidated financial statements and for issuing reports about those financial statements.  The Audit Committee meets with the independent registered public accounting firm, the Chief Executive Officer, the Chief Financial Officer and the Corporate Controller of the Company to review the scope and the results of the annual audit, the amount of audit fees, the Company’s system of internal accounting controls over financial reporting, the financial statements contained in the Company’s Annual Report to Stockholders and other related matters.  Separate meetings are held with the independent registered public accounting firm and management.

In connection with its duties, the Audit Committee has taken the following actions:

•	It has reviewed and discussed the audited financial statements, as well as the assessment of internal controls over financial reporting, with management.

•
It has discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the financial statements in accordance with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended.

•
It has received from the independent registered public accounting firm the written disclosures describing any relationships between the independent registered public accounting firm and the Company and the letter confirming their independence required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent registered public accounting firm matters relating to their independence.

•
Based on its review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company for the year ended December 31, 2009 be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

AUDIT COMMITTEE

Charles A. Dill, Chairman
Thomas R. Schwarz
Graham Y. Tanaka

PROPOSAL 3:

TO APPROVE AN AMENDMENT TO THE COMPANY’S 2005 EQUITY INCENTIVE PLAN

The Board of Directors has unanimously adopted and recommends that the stockholders consider and approve an amendment to the 2005 Equity Incentive Plan (the “Plan”) to increase the number of shares by 600,000 shares of common stock which may be subject to awards granted under the Plan from its current level of 600,000 to 1,200,000.

The purpose of the Plan is to provide a way for the Company to attract and retain the best available talent and encourage the highest level of performance by employees and other persons who perform services with the Company.  By affording eligible persons the opportunity to acquire proprietary interests in the Company and by providing them incentives to put forth maximum efforts for the success of the Company, the Plan is expected to serve the best interests of the Company and its stockholders.

The Plan currently authorizes the issuance of up to 600,000 shares of common stock pursuant to awards granted under the Plan.  As of April 5, 2010, 527,500 stock options to purchase common stock have been granted and were outstanding, 31,000 shares of common stock have been issued pursuant to the grant of restricted stock awards, 10,204 shares of common stock have been issued pursuant to the grant of deferred stock units and 5,500 shares of common stock have been issued pursuant to the exercise of stock options granted under the Plan.  Therefore, only 25,796 shares were available for future grant under the Plan as of April 5, 2010.

To assure that sufficient shares are available to provide incentives to those employees, directors, officers and consultants of the Company and any subsidiaries who will be responsible for the Company's future growth and continued success, and to attract new employees, the Board of Directors has adopted an amendment to the Plan.  The amendment increases by 600,000 shares, to 1,200,000 shares, the number of shares of common stock which may be issued pursuant to awards granted under the Plan.  The maximum number of future shares that may be issued under the Plan, as amended, represents approximately 6.7% of the total number of shares of the Company’s common stock outstanding on April 5, 2010, excluding treasury shares.

A discussion of the material features of the Plan follows, which discussion is subject to and qualified by the complete text of the Plan.

DESCRIPTION OF THE PLAN

The purpose of the Plan is to advance the interests of the Company by providing for the grant to participants of stock-based and other incentive awards, all as more fully described below.  If the amendment is approved, the Plan will increase by 600,000 shares to a maximum of 1,200,000 shares of common stock that may be delivered in satisfaction of awards made under the Plan.  The maximum number of shares of common stock for which stock options may be granted to any person in any calendar year and the maximum number of shares of common stock subject to stock appreciation rights, or “SARs”, granted to any person in any calendar year will each be 500,000.  The maximum number of shares subject to other awards granted to any person in any calendar year will be 500,000 shares.  The maximum amount payable to any person in any year in the case of an award denominated in cash will be $750,000.  In the event of a stock dividend, stock split or other change in our capital structure, the Administrator (as defined below) will make appropriate adjustments to the limits described above and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards, any exercise prices relating to awards and any other provisions of awards affected by the change.  The Administrator may also make similar adjustments to take into account other distributions to stockholders or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of awards.

Administration.  The Compensation and Corporate Governance Committee will administer the Plan.  The term “Administrator” is used in this proxy statement to refer to the person (the Committee and its delegates) charged with administering the Plan.  The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan, determine eligibility for and grant awards, determine, modify or waive the terms and conditions of any award; prescribe forms, rules and procedures, and otherwise do all things necessary to carry out the purposes of the Plan.  Determinations of the Administrator made under the Plan are conclusive and bind all parties.  Awards may be in the form of options, SARs, restricted or unrestricted stock, stock units (including restricted stock units), performance awards and cash awards.

Eligibility.  Participation is limited to those key employees and directors, as well as consultants and advisors, who in the Administrator’s opinion are in a position to make a significant contribution to the success of the Company and its affiliated corporations and who are selected by the Administrator to receive an award.  The group of persons from which the Administrator will select participants consists of approximately 100 individuals.

Stock Options.  The Administrator may from time to time award options to any participant subject to the limitations described above.  Stock options give the holder the right to purchase shares of common stock of the Company within a specified period of time at a specified price.  Two types of stock options may be granted under the Plan: incentive stock options, or “ISOs”, which are subject to special tax treatment as described below, and nonstatutory options, or “NSOs”.  Eligibility for ISOs is limited to employees of the Company and its subsidiaries.  The exercise price of a stock option cannot be less than the fair market value of the common stock subject to the stock option at the time of grant.  In addition, the expiration date of an ISO cannot be more than ten years after the date of the original grant.  The Administrator determines all other terms and conditions related to the exercise of an option, including the consideration to be paid, if any, for the grant of the option, the time at which options may be exercised and conditions related to the exercise of options.

Stock Appreciation Rights.  The Administrator may grant SARs under the Plan.  An SAR entitles the holder upon exercise to receive an amount, payable in shares of common stock, equal to the excess of the fair market value of the shares of common stock subject to the SAR over the fair market value of such shares at the date of grant.

Stock Awards; Stock Units.  The Plan provides for awards of nontransferable shares of restricted common stock, as well as unrestricted shares of common stock.  Awards of restricted stock and unrestricted stock may be made in exchange for past services or other lawful consideration.  Generally, awards of restricted stock are subject to the requirement that the shares be forfeited or resold to the Company unless specified conditions are met.  Subject to these restrictions, conditions and forfeiture provisions, any recipient of an award of restricted stock will have all the rights of a stockholder of the Company, including the right to vote the shares and to receive dividends.  Other awards under the Plan may also be settled with restricted stock.  The Plan also provides for awards of stock units, which are unfunded and unsecured promises to deliver common stock or cash (measured by the value of common stock) in the future.  Stock units may be restricted, meaning that the delivery of common stock or cash with respect to the stock unit is subject to the satisfaction of specified performance or other vesting conditions.

Performance Awards.  The Administrator may also make awards subject to the satisfaction of specified performance criteria.  Performance awards may consist of common stock or cash or a combination of the two.  The performance criteria used in connection with a particular performance award will be determined by the Administrator.  In the case of performance awards intended to qualify for exemption under Section 162(m) of the Internal Revenue Code, the Administrator will use objectively determinable measures of performance in accordance with Section 162(m) that are based on any or any combination of the following (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings.  The Administrator will determine whether the performance targets or goals that have been chosen for a particular Performance Award have been met.

General Provisions Applicable to All Awards.  Neither ISOs nor, except as the Administrator otherwise expressly provides, other awards may be transferred other than by will or by the laws of descent and distribution.  During a recipient’s lifetime an ISO and, except as the Administrator may provide, other non-transferable awards requiring exercise may be exercised only by the recipient.  Shares delivered under the Plan may consist of either authorized but unissued shares or treasury shares.  The number of shares delivered upon exercise of a stock option is determined net of any shares transferred by the optionee to the Company (including through the holding back of shares that would otherwise have been deliverable upon exercise) in payment of the exercise price or tax withholding.

Change in Control; Other Mergers and Similar Transactions.  In the event of a change in control of the Company, the following rules will apply:

•
Each award requiring exercise will become fully exercisable, the restrictions on each outstanding share of stock will lapse, and the delivery of shares of stock deliverable under each outstanding award of stock units (including restricted stock units and performance awards to the extent consisting of stock units) will be accelerated and such shares will be delivered, prior to the transaction, in each case on a basis that gives the holder of the award a reasonable opportunity, as determined by the Administrator, following exercise of the award or the delivery of the shares, as the case may be, to participate as a stockholder in the transaction; and

•
With limited exceptions, each award requiring exercise or providing for the future delivery of stock (unless previously exercised, surrendered, paid or otherwise terminated) will terminate upon consummation of the transaction, unless the acquiring company or an affiliate assumes the awards.

If a merger or similar transaction were to occur involving the Company that did not constitute a change in control of the Company (for example, because pre-transaction TransAct stockholders continued to own beneficially more than 50% of the stock of the surviving company), or in the case of a dissolution or liquidation of the Company, with limited exceptions outstanding awards would terminate in the transaction but would first vest, be paid out or become exercisable unless a substitution or assumption of awards had been arranged.  However, the Administrator could impose restrictions on any cash or other property delivered with respect to the affected awards to reflect any performance or other vesting conditions to which the awards were subject.

For purposes of the foregoing, a “change in control” of the Company will be deemed to occur in the following circumstances:  any of (i) a reorganization, merger, consolidation or similar transaction in which the surviving corporation is not, and is not a subsidiary of, a publicly owned corporation in which the stockholders of the Company immediately prior to the transaction continue to own beneficially securities representing more than 50% of the voting power of all outstanding voting securities of the Company, (ii) a sale, exchange or other disposition of all or substantially all the Company's assets, or (iii) any acquisition of voting securities of the Company by any person or group (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), but excluding (a) the Company or any of its subsidiaries, (b) any person who was an officer or director of the Company on the day prior to the Effective Date, or (c) any savings, pension or other benefits plan for the benefit of employees of the Company or any of its subsidiaries, which theretofore did not beneficially own voting securities representing more than 50% of the voting power of all outstanding voting securities of the Company, if such acquisition results in such entity, person or group owning beneficially securities representing more than 50% of the voting power of all outstanding voting securities of the Company. As used herein, “voting power” means ordinary voting power for the election of directors of the Company.

Amendment.  The Administrator may at any time or times amend the Plan or any outstanding award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of awards.  The Administrator may not, however, alter the terms of an award so as to affect adversely the participant’s rights under the award without the participant’s consent, unless the Administrator expressly reserved the right to do so at the time of the award.  Any amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Administrator.

NEW PLAN BENEFITS

The future benefits or amounts that would be received under the Plan by executive officers, non-executive directors and non-executive officer employees are discretionary and are therefore not determinable at this time.  In addition, the benefits or amounts which would have been received by or allocated to such persons for the last completed fiscal year if the plan had been in effect cannot be determined.  In March 2009, the Compensation Committee awarded a grant to Mr. Shuldman, Mr. DeMartino, Mr. Kumpf, Mr. Stetson and Mrs. Chernay of stock options to purchase 30,000, 25,000, 20,000, 15,000 and 15,000 shares, respectively.  The vesting terms of the grant of stock options are outlined in the table entitled “Grants of Plan-Based Awards in 2009.”  The level of awards granted was consistent with the level of historical grants over the previous five years.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of December 31, 2009.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
1996 Stock Plan	249,117	$3.62	-
1996 Non-Employee Director Plan	146,250	11.97	-
2005 Equity Incentive Plan	536,500	5.93	36,000
Total	931,867	$6.26	36,000

Equity compensation plans not approved by security holders:
2001 Employee Stock Plan	30,161	$4.89	-
	962,028	$6.22	36,000

FEDERAL INCOME TAX CONSEQUENCES OF CERTAIN AWARDS

The following discussion summarizes certain federal income tax consequences of the issuance and receipt of options under the Plan under the law as in effect on the date of this proxy statement.  The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the Plan, nor does it cover state, local or non-U.S. taxes.

ISOs.  In general, an optionee realizes no taxable income upon the grant or exercise of an ISO.  However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee.  With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price.  Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction.  If the optionee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

Stock Options Other Than ISOs.  In general, in the case of a stock option other than an ISO, the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price; a corresponding deduction is available to the Company; and upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction.

In general, an ISO that is exercised by the optionee more than three months after termination of employment is treated as a non-ISO for federal income tax purposes.  ISOs are also treated as non-ISOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

In general, under the so-called “golden parachute” provisions of the Code, the accelerated vesting of awards in connection with a change in control of the Company may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits.  If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards under the Plan, may be subject to an additional 20% federal tax and may be nondeductible to the Company.

Section 409A.  Awards under the Plan are intended either to be exempt from the rules of Section 409A of the Code or to satisfy those rules and shall be construed accordingly.  However, the Company will not be liable to any participant or other holder of an award with respect to any award-related adverse tax consequences arising under Section 409A or any other provision of the Code.

VOTE REQUIRED

Approval of the amendment to the 2005 Equity Incentive Plan requires the affirmative vote of a majority of the Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.  Abstentions by holders of such shares with respect to voting on this matter will have the effect of a negative vote.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE COMPANY’S 2005 EQUITY INCENTIVE PLAN.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes the philosophy, approach, and elements used by us and the Compensation and Corporate Governance Committee (the “Compensation Committee”) of our Board of Directors, which is composed entirely of independent directors of the Company, to define, manage, and review compensation paid to our executives.  Our philosophy and approach to executive compensation apply to all executive officers of the Company, including those executives designated as named executive officers.

Philosophy and Objectives of the Compensation Program

Our Compensation Committee’s philosophy is that our executive compensation program is to be based on our performance and be competitive with other similar-sized companies in similar industries.  The primary objectives of our compensation program are to:

•	Attract, engage, retain, and reward executive officers;
•	Motivate employees and encourage individual initiative and effort;
•	Help to achieve key business objectives and attain Company goals; and
•	Align executives’ interests closely with those of the Company and its stockholders to drive long term sustainable earnings growth.

    Our executive compensation program principally includes base salary, an incentive cash performance bonus program and equity incentive awards.  The Compensation Committee believes that each element of the total compensation program helps to ensure that the efforts of our executive officers support the creation of stockholder value, whether through focusing on short-term and long-term performance goals, promoting an ownership mentality or linking individual performance to the Company’s overall performance.  The Committee retains its discretion to modify the compensation program elements in response to the needs of the Company.

    The elements of our executive compensation program are periodically analyzed using current publicly available market data, contemporary market trends in the industries in which the Company operates and periodic reviews of compensation and benefit surveys.  Although we perform periodic reviews of salary surveys and occasionally use compensation consultants to analyze elements of our compensation program, we do not believe that it is appropriate to establish compensation levels based solely on the use of such surveys.

The Compensation Committee reviews Company executive officer compensation and performance data to determine whether the Company’s executive compensation program is competitive and reasonable.  The Compensation Committee, on occasion, meets with the Chief Executive Officer and Chief Financial Officer to obtain recommendations with respect to the Company’s compensation programs, practices and packages for the other executive officers, senior managers and other employees.  Our Chief Executive Officer and Chief Financial Officer, with the assistance and support of the human resources department, provide recommendations regarding the design of the Company’s compensation program to the Compensation Committee.  The Compensation Committee considers, but is not bound to accept, management’s recommendations with respect to executive compensation.
In May 2009, the Compensation Committee retained Towers Watson, an independent compensation consultant, to assist the Compensation Committee in assessing the competitiveness of the Company's total compensation program for the Company’s CEO, CFO and EVP, Engineering, with the goal of implementing compensation changes in 2010, if any, based on Towers Watson’s advice and/or recommendations.  The Compensation Committee directed Towers Watson to collect and analyze compensation data for the Company’s CEO, CFO and EVP, Engineering and assess their compensation relative to individuals holding similar positions at companies in similar industries and size.  Towers Watson provided comparative market-based compensation data for base salaries, annual cash incentive awards and long-term equity awards for the CEO, CFO and EVP, Engineering.  Towers Watson developed a peer group of companies consisting of U.S.-based information technology companies with revenue, percentage of foreign sales and product diversity generally comparable to the Company’s executives (the “Peer Group”) mainly from the same Standard Industrial Classification codes.  The Peer Group consisted of LTX-Credence Corp.; Spectrum Control, Inc.; Communications Systems, Inc.; Rimage Corp.; Mad Catz Interactive, Inc.; Maxwell Technologies, Inc.; FSI International, Inc.; Perceptron, Inc.; DRI Corporation; Vicon Industries, Inc.; IntriCon Corp.; Optical Cable Corp.; Optelecom-NKF, Inc.; ClearOne Communications, Inc.; and Alliance Fiber Optic Products, Inc.  The Peer Group data was based on compensation paid predominantly in 2008.

In addition, Towers Watson examined the Company’s executive compensation programs generally to ensure their ongoing support of the Company’s business strategy, informed the Compensation Committee of developing legal and regulatory considerations affecting executive compensation and benefit programs, and provided general advice to the Compensation Committee with respect to all compensation decisions pertaining to the CEO, CFO and EVP, Engineering.  As a result, and at the conclusion of the review process, the Compensation Committee revised the Company's annual incentive bonus program in an effort to further align the Company’s CEO and CFO's annual incentive compensation with building longer-term stockholder value.  Based on the recommendation of Towers Watson, the Compensation Committee approved a change to the annual incentive bonus plan so that for Mr. Shuldman and Mr. DeMartino, 30% and 20%, respectively, of the Target Bonus amount earned going forward, be paid in the form of fully vested stock units under the Company’s 2005 Equity Incentive Plan, with the number of deferred stock units to be based on the closing price of the Company’s common stock on the date the Target Bonus is approved for payment by the Compensation Committee (the “Grant Date”).  These stock units are payable three years from the Grant Date in the form of shares of the Company’s common stock on a one-for-one basis. This new compensation program was implemented for the 2009 annual incentive bonus plan.

    Towers Watson did not advise management of the Company and received no compensation from the Company for services other than those performed for the Compensation Committee.

Elements of the Company’s Compensation Plan

The principal elements of the Company’s compensation program are base salary, an incentive cash bonus program and equity incentive awards.

Base Salary: In general, base salaries for employees, including executive officers, are established based on the scope of their responsibilities, individual contribution, prior experience, sustained performance, external market data and anticipated level of difficulty of replacing the employee with someone of comparable experience and skill.  Base salary for each executive is reviewed on an annual basis as part of our companywide merit review process.  The amount of any merit increase to an executive’s base salary is determined based on a combination of the current position of the executive’s pay against market data and the executive’s performance and results during the past year.  Our Chief Executive Officer is responsible for assessing the performance of each executive reporting to him.  Our Compensation Committee assesses the performance of our Chief Executive Officer.

Incentive Cash and Deferred Stock Unit Bonus Program: We have historically maintained an incentive cash compensation plan for all executive officers, except for those who receive sales commissions, which provides our executives with the opportunity to receive performance bonuses in the form of cash upon the attainment of certain annual financial objectives, as well as performance and business objectives.  The incentive bonus is designed to be a significant portion of executive compensation in order to create and maintain a significant incentive for our executives to achieve or exceed our strategic and annual financial objectives.

To ensure alignment of compensation with our business objectives, our Chief Executive Officer and other executive officers establish specific quantitative and qualitative performance metrics each fiscal year.  Our performance metrics (as used for incentive bonus) are reviewed and approved by our Compensation Committee.  The metrics are aligned with our strategic and annual business plans and are reviewed by our Board of Directors and Compensation Committee.  For 2009, the quantifiable metric of our annual incentive bonus program consisted of a target level of diluted earnings per share of $0.18, excluding the after-tax effect of external, pre-closing and post-closing acquisition related expenses (the “EPS Target”).  The minimum and maximum diluted earnings per share set forth in the incentive bonus program by our Compensation Committee was $0.12 and $0.42, respectively, excluding the after-tax effect of external, pre-closing and post-closing acquisition related expenses.

Our executive officers, except for those that receive sales commissions, participate in the incentive bonus program.  Bonuses are paid under the incentive bonus program only if the Company meets the specified quantifiable performance objectives and/or the executive meets specified performance and business objectives.  The incentive cash bonus that any particular executive is eligible to earn is established as a percentage (the “Target Percentage”) of the individual’s base salary (“Target Bonus”).  For 2009, 75% of each executive’s Target Bonus was based on achievement of the EPS Target (the “EPS Bonus Amount”) and 25% was based solely on achievement of performance and business objectives established by the Chief Executive Officer and the Compensation Committee (the “Performance Bonus Amount”).

In past years, for performance that met the target quantitative and qualitative objectives, the executive would receive 100% of the Target Bonus.  However, in light of the difficult economic environment and its expected impact on the Company’s financial results for 2009, the Compensation Committee decided to reduce the percent of salary paid represented by the Target Bonus from a range of 30% to 75% to a range of 15% to 37.5% if the Company met the EPS Target and fully satisfied all performance and business objectives.  No EPS Bonus Amount is payable unless diluted earnings per share exceeds a specified threshold ($0.12 for 2009).  Above the threshold, the EPS Bonus Amount is adjusted upward on a sliding scale ranging from 10% to 85% of the Target Percentage for 2009.

The Compensation Committee is responsible for determining achievement of performance and business objectives for the CEO.  The CEO is responsible for determining achievement of performance and business objectives for each of his direct reports.  For other participants, achievement of performance and business objectives will be determined by the appropriate Vice President or manager.  Performance objectives include personal goals that support the Company’s overall business objectives as well as other financial and non-financial measurements.   For 2009, such objectives consisted of achievement of certain strategic objectives such as expanding our international sales through the establishment of new relationships, relocating a large portion of our production overseas and designing and launching new products.  For 2009, the Performance Bonus Amount ranged from 0% to 25% of the Target Percentage depending on the level of achievement.

In addition, for 2009, based on the recommendations from Towers Watson, in an effort to further align the Company’s CEO and CFO with building longer-term stockholder value, the Compensation Committee approved a change that for Mr. Shuldman and Mr. DeMartino, 30% and 20%, respectively, of the Target Bonus amount earned for 2009, be paid in the form of fully vested stock units under the Company’s 2005 Equity Incentive Plan based on the closing price of the Company’s common stock on the date the Target Bonus is approved for payment by the Compensation Committee (the “Grant Date”).  These stock units are payable three years from the Grant Date in the form of shares of the Company’s common stock on a one-for-one basis.

Equity Incentive Awards: The goal of our equity-based incentive awards is to align the interests of our executives with our stockholders and to provide executives with an incentive to manage the Company from the perspective of an owner with an equity stake in the business.  We believe that our long-term performance is improved by encouraging ownership by our executives through the use of stock-based grants.  Because vesting of our stock awards is based on continued employment, our equity-based incentives also facilitate the retention of executives through the term of the awards.  Generally, we believe that stock options are the most effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of stock options to our future performance – i.e. executives are able to profit from stock options only if our stock price increases in value over the stock option’s exercise price.

Grants of stock options are approved by the Compensation Committee at its regularly scheduled meeting typically on or about March 1.  While the majority of stock option awards to our employees have been made under our annual grant program, the Compensation Committee may make stock option awards to employees at other times, including at the time of hire of an employee, promotion of an employee, to reward an employee, for retention purposes or for other circumstances as recommended by the Chief Executive Officer or the Compensation Committee.  In determining the size of the long-term equity incentives to be awarded to employees, we take into consideration a number of factors including but not limited to relative job scope, individual performance level, prior contributions to the Company, the need to retain the employee, the size of prior grants and competitive market data.  Based upon these factors, the Compensation Committee determines the size of the equity incentives at levels it considers appropriate to create meaningful opportunity for reward predicated on the creation of long-term stockholder value.

The exercise price of options granted is set at the closing price of our common stock on the date of grant.  Grants of options generally vest in equal annual installments over a three- to five-year period and have a ten-year term.

2009 Executive Compensation

The specific compensation decisions made for each of our executive officers for 2009 reflect the performance of the Company against key financial and operational measurements, as well as performance against objectives.

Base Salary:  The Company’s Vice President, Human Resources and the CEO and CFO review and discuss the Named Executive Officers’ (other than the CEO, CFO and EVP, Engineering) base salaries.  In connection with establishing the Named Executive Officers’ (other than the CEO, CFO and EVP, Engineering) base salary adjustments, the Company’s Vice President, Human Resources provides merit increase percentage guidelines based on market-based compensation data, its knowledge of competitive market practices and the Company’s salary budget.  The merit increase percentage guidelines (the “Merit Increase Guideline”) for the 2009 base salary increases for all Named Executive Officers serving at the time were from 0% to 3%.  After considering the Merit Increase Guideline and evaluating a Named Executive Officer’s performance and the position of his or her current base salary, the CEO, as direct supervisor, makes a specific base salary adjustment recommendation to the Compensation Committee.  Each Named Executive Officer’s (other than the CEO, CFO and EVP, Engineering) actual base salary adjustment, if any, is determined by the Compensation Committee.

In determining the base salary of the Named Executive Officers, the Compensation Committee evaluated the overall performance of the Company and the individual’s contributions to that performance, as well as the performance of the sales unit or function that each leads when relevant.  Based on individual considerations with respect to each Named Executive Officer (other than the CEO, CFO and EVP, Engineering) such as his or her experience and contributions to the Company, and recognizing that the Company must also react to a competitive marketplace on a case-by-case basis when seeking to recruit and retain executives, the Compensation Committee strives to set each Named Officer’s base salary within the Merit Increase Guideline, if warranted.

In January 2009, the Compensation Committee conducted an annual review and evaluation of the compensation levels of Mr. Shuldman, Mr. DeMartino and Mr. Kumpf and the remaining Named Executive Officers.  For the one-year period beginning January 1, 2009, the Committee increased the base salaries for Mr. Shuldman, Mr. DeMartino, Mr. Kumpf and the remaining Named Executive Officers by 3% over their respective base salaries for the prior one-year period.  In May 2009, the Compensation Committee compared the base salaries of Mr. Shuldman, Mr. DeMartino and Mr. Kumpf with the Peer Group prepared by Towers Watson.  Based on this review and the advice and recommendation of Towers Watson, the Compensation Committee concluded that the then-current base salaries of Mr. Shuldman, Mr. DeMartino and Mr. Kumpf were appropriate for 2009.

Incentive Cash and Equity Bonus Program:  During 2009, the Company achieved and exceeded by 28% its diluted earnings per share performance objective of $0.18, excluding the after-tax effect of external, pre-closing and post-closing acquisition related expenses, as reviewed and approved by the Compensation Committee.  Each Named Executive Officer also achieved all of their performance objectives set for 2009.  Therefore, for 2009, the incentive cash and equity bonus payout for all eligible employees based on both financial and performance objectives achievement was approved at 62.5% of the annual target amount.  For 2009, Mr. Shuldman, Mr. DeMartino and Mr. Kumpf were paid an incentive bonus of $205,620, $76,252 and $45,063, respectively.  For 2009, 30% and 20% of Mr. Shuldman’s and Mr. DeMartino’s incentive bonus was issued in the form of vested deferred stock units.  These amounts are shown in the “Summary Compensation Table” below under the columns “Stock Awards” and “Non-Equity Incentive Plan Compensation.”  These bonuses were calculated as a percentage of each executive’s base salary in effect as of March 2009.  Mr. Stetson and Mrs. Chernay were not eligible to participate in the incentive bonus program as they earned commissions based on annual sales from their respective sales unit.  Mr. Stetson and Mrs. Chernay received a commission, paid monthly, equal to 0.6% and 0.3% of sales achieved by each of them in the fiscal year.

Equity Incentive Awards:  For 2009, Mr. Shuldman recommended to the Compensation Committee a total equity award dollar value range for each Named Executive Officer based on factors including the Named Executive Officer’s performance evaluation, his/her overall compensation package and his/her perceived potential and contributions to the Company.  After considering Mr. Shuldman’s recommendations, the Compensation Committee, with Mr. Shuldman’s participation, determined the total equity award dollar value for each Named Executive Officer other than Mr. Shuldman.  The Compensation Committee considered several factors in making its determinations, including Mr. Shuldman’s recommendations, the Company’s performance, each Named Executive Officer’s position within the Company, his/her perceived potential and contributions to the Company, and the Compensation Committee’s subjective understanding of competitive practices in the marketplace with respect to equity awards.  The factors used by Mr. Shuldman to determine recommendations regarding total equity award dollar value ranges for each Named Executive Officer and by the Compensation Committee to establish each Named Executive Officer’s total equity award dollar value were assessed by Mr. Shuldman and the Compensation Committee, respectively, on a subjective basis.  In March 2009, the Compensation Committee awarded a grant to Mr. Shuldman, Mr. DeMartino, Mr. Kumpf, Mr. Stetson and Mrs. Chernay of stock options to purchase 30,000, 25,000, 20,000, 15,000 and 15,000 shares, respectively.  The vesting terms of the grant of stock options are outlined in the table entitled “Grants of Plan-Based Awards in 2009.”  The level of awards granted was consistent with the level of historical grants over the previous five years.

Tax Deductibility of Compensation

    Under Section 162(m) of the Internal Revenue Code, publicly held corporations may be prohibited from deducting as an expense for federal income tax purposes total compensation in excess of $1 million paid to certain executive officers in a single year.  Section 162(m) specifically exempts certain performance-based compensation from the deduction limit.  The levels of base salary, annual cash incentive bonus and equity compensation we generally pay to our executive officers do not exceed this limit, and thus compensation decisions are not driven by the requirements of Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in TransAct’s proxy statement for the 2010 annual meeting.

COMPENSATION AND CORPORATE
GOVERNANCE COMMITTEE

Thomas R. Schwarz, Chairman
Charles A. Dill
Graham Y. Tanaka

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation earned by the Company’s Chief Executive Officer, Chief Financial Officer and each of the other three most highly compensated executive officers (the “Named Executive Officers”) in 2009, 2008 and 2007:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards (3)($)	Option Awards (4)($)	Non-Equity Incentive Plan Compensation (8)($)	All Other Compensation ($)		Total ($)
Bart C. Shuldman(1)	2009	438,656	-		-	39,243	205,620	40,526	(5)	724,045
Chairman, President	2008	425,880	-		-	61,637	357,739	39,984	(5)	885,240
and Chief Executive Officer	2007	425,880	-		-	158,048	-	34,589	(5)	618,517

Steven A. DeMartino	2009	244,007	-		-	32,703	76,252	22,143	(6)	375,105
Executive Vice	2008	236,900	-		-	73,378	132,664	22,293	(6)	465,235
President, Chief Financial Officer, Treasurer and Secretary	2007	235,493	39,089	(7)	-	94,829	-	19,195	(6)	388,606

Michael S. Kumpf	2009	206,000	-		-	26,162	45,063	27,320	(6)	304,545
Executive Vice	2008	200,000	-		-	58,702	78,400	27,721	(6)	364,823
President, Engineering	2007	193,538	23,100	(7)	-	94,829	-	20,630	(6)	332,097

James B. Stetson	2009	144,200	85,169	(2)	-	19,622	-	18,639	(6)	267,630
Senior Vice President	2008	140,000	80,353	(2)	-	29,351	-	19,120	(6)	268,824
and Business Manager, TransAct Services Group	2007	140,000	104,500	(2)	-	47,414	-	15,623	(6)	307,537

Tracey S. Chernay	2009	160,268	100,781	(2)	-	19,622	-	13,661	(6)	294,332
Senior Vice President,	2008	155,600	87,388	(2)	-	29,351	-	16,255	(6)	288,594
Sales and Marketing	2007	150,985	76,384	(2)	-	94,829	-	12,600	(6)	334,798
________
(1)	Mr. Shuldman is a director of the Company, but does not receive any separate compensation for those services.

(2)
Bonuses paid to Mr. Stetson and Mrs. Chernay represent commissions on sales by the Company.  In fiscal 2009, commissions were paid in the amounts of 85,169 and 100,781, respectively.  In fiscal 2008, commissions were paid in the amounts of 80,353 and 82,388, respectively, plus a discretionary bonus for Mrs. Chernay of $5,000 and in fiscal 2007, commissions were paid in the amounts of 99,500 and 71,384, respectively, plus discretionary bonuses of $5,000 and $5,000, respectively.

(3)
Amounts in this column reflect the grant date fair value of restricted stock awards, calculated in accordance with Compensation – Stock Compensation Topic of the FASB ASC, but excluding the effect of estimated forfeitures.  All restricted stock awards were granted under the Company’s 1996 Stock Plan.  There were no forfeitures of restricted stock awards by this group during the year.  For information on the valuation assumptions with respect to these awards, refer to note 12 of the Company’s financial statements in the Form 10-K for the years ended December 31, 2007, 2008 and 2009, as filed with the SEC.

(4)
Amounts in this column reflect the grant date fair value of option awards, calculated in accordance with Compensation – Stock Compensation Topic of the FASB ASC, but excluding the effect of estimated forfeitures.  All option awards in 2007, 2008 and 2009 were granted under the Company’s 2005 Equity Incentive Plan.  For information on the valuation assumptions with respect to these option awards, refer to note 12 of the Company's financial statements in the Form 10-K for the years ended December 31, 2007, 2008 and 2009, as filed with the SEC.  Please see the “Outstanding Equity Awards at 2009 Fiscal Year-End” table for a description of option awards.  There were no forfeitures of option awards by this group during the year.

(5)	For Mr. Shuldman, this amount consists of an automobile allowance, Company contributions under the Company’s 401(k) Plan, life insurance, disability insurance and tax return preparation fees.

(6)	For Mr. DeMartino, Kumpf, Stetson and Mrs. Chernay, these amounts consist of automobile allowances, Company contributions under the Company’s 401(k) Plan, life insurance and disability insurance.

(7)	For Mr. DeMartino and Mr. Kumpf, these amounts represent cash bonuses earned in 2007 and awarded by the Compensation Committee as a discretionary bonus.

(8)
For Mr. Shuldman and Mr. DeMartino, these amounts represent incentive cash bonuses earned under the Company’s Cash Incentive Program for 2008 and 2007.  For 2009, 30% and 20%, respectively, of these incentive bonus amounts were paid in 2010 in the form of deferred stock units with the remainder paid in cash.  For Mr. Kumpf, these amounts represent incentive cash bonuses earned under the Company’s Cash Incentive Program.

GRANT OF PLAN-BASED AWARDS IN 2009

The following table sets forth information concerning the grant of plan-based awards to Named Executive Officers in 2009:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options(2)(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)($)
		Threshold ($)	Target ($)	Maximum ($)
Bart C. Shuldman	3/5/09	82,248	164,496	361,891	30,000	2.18	39,243

Steven A. DeMartino	3/5/09	30,501	61,002	134,204	25,000	2.18	32,703

Michael S. Kumpf	3/5/09	18,025	36,050	79,310	20,000	2.18	26,162

James B. Stetson	3/5/09	-	-	-	15,000	2.18	19,622

Tracey S. Chernay	3/5/09	-	-	-	15,000	2.18	19,622
________
(1)
Represents target payout under our annual incentive cash and equity bonus program for 2009.  Actual amounts paid in March 2010 are included in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.  For Mr. Shuldman and Mr. DeMartino, 30% and 20%, respectively, of these incentive bonus amounts were paid in 2010 in the form of deferred stock units with the remainder paid in cash.  The maximum amounts assume a payout of 110% of the Named Executive Officer's annual incentive bonus.  The annual incentive cash and equity bonus program is described in the "Compensation Discussion and Analysis".

(2)
Each stock option award disclosed in the Grants of Plan-Based Awards in 2009 table was issued under our 2005 Equity Incentive Plan and was granted with an exercise price per share equal to the fair market value of our common stock on the date of grant, as determined by the closing price of the stock on the date the option was granted.  Subject to the terms of our 2005 Equity Incentive Plan and the option agreements issued in connection with these grants, each option award granted in 2009 to a Named Executive Officer vests at a rate of 20% per year over five years.

(3)
The amounts shown represent the grant date fair value of stock options granted in 2009 calculated in accordance with Compensation – Stock Compensation Topic of the FASB ASC, but excluding the effect of estimated forfeitures.  For information on the valuation assumptions with respect to these awards, refer to note 12 of the Company's financial statements in the Form 10-K for the year ended December 31, 2009, as filed with the SEC.  Please see the “Outstanding Equity Awards at 2009 Fiscal Year-End” table for a description of option awards.  There were no forfeitures of stock option awards by this group during the year.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

The following table shows outstanding equity awards for the Named Executive Officers as of December 31, 2009:

						Stock Awards
		Option Awards				Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1)($)
Name	Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Option Exercise Price ($)	Option Expiration Date
Bart C. Shuldman	2/26/01	7,892	-	3.42	2/26/11	-	-
	5/17/02	164,750	-	3.77	5/17/12	-	-
	3/25/05	-	-	-	-	4,000	27,760
	1/2/06	7,500	5,000	7.90	1/2/16	-	-
	3/1/06	9,000	6,000	9.75	3/1/16	-	-
	2/28/07	10,000	15,000	9.51	2/28/17	-	-
	2/27/08	4,200	16,800	5.24	2/27/18	-	-
	3/5/09	-	30,000	2.18	3/5/19	-	-

Steven A. DeMartino	2/26/01	500	-	3.42	2/26/11	-	-
	5/17/02	40,500	-	3.77	5/17/12	-	-
	3/25/05	-	-	-	-	3,000	20,820
	1/2/06	6,000	4,000	7.90	1/2/16	-	-
	3/1/06	6,000	4,000	9.75	3/1/16	-	-
	2/28/07	6,000	9,000	9.51	2/28/17	-	-
	2/27/08	5,000	20,000	5.24	2/27/18	-	-
	3/5/09	-	25,000	2.18	3/5/19	-	-

Michael S. Kumpf	5/17/02	12,625	-	3.77	5/17/12	-	-
	3/25/05	-	-	-	-	3,000	20,820
	1/2/06	4,500	3,000	7.90	1/2/16	-	-
	3/1/06	4,500	3,000	9.75	3/1/16	-	-
	2/28/07	6,000	9,000	9.51	2/28/17	-	-
	2/27/08	4,000	16,000	5.24	2/27/18	-	-
	3/5/09	-	20,000	2.18	3/5/19	-	-

James B. Stetson	3/25/05	-	-	-	-	2,000	13,880
	1/2/06	1,000	2,000	7.90	1/2/16	-	-
	3/1/06	1,000	2,000	9.75	3/1/16	-	-
	2/28/07	1,500	4,500	9.51	2/28/17	-	-
	2/27/08	2,000	8,000	5.24	2/27/18	-	-
	3/5/09	-	15,000	2.18	3/5/19	-	-

Tracey S. Chernay	1/2/06	3,000	2,000	7.90	1/2/16	-	-
	3/1/06	1,500	1,000	9.75	3/1/16	-	-
	2/28/07	6,000	9,000	9.51	2/28/17	-	-
	2/27/08	2,000	8,000	5.24	2/27/18	-	-
	3/5/09	-	15,000	2.18	3/5/19	-	-
________
(1)	Calculated based on the closing price of the Company’s stock on December 31, 2009, the last trading day of the fiscal year.

Options Awards Vesting Schedule

Grant Dates	Vesting Schedule
2/26/2001, 5/17/2002, 1/2/2006, 3/1/2006, 2/28/2007, 2/27/2008, 3/5/2009	20% per year for five years

Stock Awards Vesting Schedule

Grant Dates	Vesting Schedule
3/25/2005	20% per year for five years

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise(1)($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2)($)
Bart C. Shuldman	48,971	140,820	11,500	42,955

Steven A. DeMartino	-	-	5,100	17,697

Michael S. Kumpf	4,100	2,307	4,500	14,685

James B. Stetson	-	-	3,500	11,915

Tracey S. Chernay	-	-	-	-
________
(1)	Calculated based on the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(2)	Calculated based on the market value on the vesting date of the shares underlying each award.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company has entered into certain agreements and maintains certain plans that may require payments be made, and/or benefits be provided, to the Named Executive Officers: (i) in the event a Named Executive Officer’s employment is terminated other than for Cause, as defined below, (a “Termination Event”), (ii) if a change in control (as defined by the applicable agreement or plan) occurs (a “Change in Control Event”) or (iii) if a Termination Event occurs or a Named Executive Officer resigns for certain specified reasons within one year following a change in control (a “Change in Control and Termination Event”).  The payments and benefits that each Named Executive Officer may be entitled to receive upon a Termination Event, Change in Control Event or a Change in Control and Termination Event are described in the applicable employment agreement or severance agreement and the Company’s 1996 Stock Plan and 2005 Equity Incentive Plan.  Below is a description of the types of events that would trigger payments under these agreements and plans and the potential payments to each such Named Executive Officer assuming that a triggering event occurred on December 31, 2009, the last day of our most recent fiscal year.

Employment and Severance Agreements

Events That Trigger a Termination Event or Change in Control Event.  The applicable employment and severance agreements generally define Cause as a termination for the following reasons: (i) action or inaction by the Named Executive Officer that constitutes larceny, fraud, gross negligence, a willful or negligent misrepresentation to the Board or officers of the Company or a commission of a crime of moral turpitude; (ii) material, repetitive, unjustified and unexcused refusal to follow the reasonable and lawful written instruction of the Board—or in the case of the Named Executive Officers other than Mr. Shuldman, the Board or the Company’s President; or (iii) death or disability.  Change in control is generally defined in each agreement to include (i) a merger of the Company with another company where the majority of the board of the surviving company is not comprised of directors of the Company in office immediately prior to the transaction, (ii) a change in the board of directors of the Company such that after an election a majority of the directors in office are not directors that were nominated by two-thirds of board members prior to the election or (iii) a complete liquidation of the Company.

Effect of a Termination Event or Change in Control and Termination Event. Under the terms of an Employment Agreement dated July 31, 1996 between Bart C. Shuldman and the Company, if a Termination Event or Change in Control Event were to occur, Mr. Shuldman would continue to receive: (i) his annual base salary and (ii) all other benefits (including health, disability and life insurance benefits; participation in any ERISA benefit plans and 401(k) plans; an automobile allowance; and certain service fees related to medical exams, income tax planning and estate planning) for two years and three years, respectively, from the date of termination.  In connection with a Termination Event, Mr. Shuldman would receive a pro rata portion of his annual target bonus amount for the year of termination.  If a Change in Control Event were to occur and within one year thereafter either Mr. Shuldman’s employment is terminated other than for Cause, or Mr. Shuldman resigns following a significant reduction in the nature or scope of his responsibilities or authorities, a decrease in salary other than resulting from a reduction that applies generally to all management personnel or specified relocations of the Company’s facilities, Mr. Shuldman would be entitled to continue to receive, in addition to the amounts listed in the first sentence, his annual target bonus for a period of three years from the date of termination and all stock options and other awards granted to Mr. Shuldman under the Company's stock plans would immediately vest.

Under the terms of a Severance Agreement with Steven A. DeMartino dated June 1, 2004, if a Termination Event were to occur, Mr. DeMartino would be entitled to continue to receive, for one year following the date of termination (i) his annual base salary, (ii) a pro rata portion of his annual target bonus for the year of termination and (iii) medical, dental, vision, life and long term disability insurance benefits.  If a Change in Control Event were to occur and the employment of Mr. DeMartino is terminated other than for Cause, or if he resigns for specified reasons within one year following a Change in Control Event, Mr. DeMartino would be entitled to receive for two years after his termination (i) his annual base salary, (ii) annual target bonus, (iii) medical, dental, vision, life and long term disability insurance benefits and (iv) all stock options granted to Mr. DeMartino would immediately vest.

Under the terms of Severance Agreements with Michael S. Kumpf, James B. Stetson, and Tracey S. Chernay dated September 4, 1996, January 24, 2001 and July 29, 2005, respectively, if a Termination Event were to occur, the applicable Named Executive Officer would be entitled to continue to receive, for six months following the date of termination (i) a pro rata portion of his or her annual base salary, (ii) a pro rata portion of his or her annual target bonus for the year of termination or, in the case of Mr. Stetson, the full amount of the applicable annual target bonus for the year of termination, and (iii) only in the case of Mr. Kumpf and Mrs. Chernay, all benefits which would otherwise have been payable.  If a Change in Control Event were to occur, the applicable Named Executive Officer would be entitled to continue to receive for a period of one year from the date of termination (i) base salary, (ii) annual target bonus, (iii) in the case of Mr. Kumpf and Mrs. Chernay, all benefits and (iv) all stock options granted to the applicable Named Executive Officer would immediately vest.

Equity Plans

2005 Equity Incentive Plan.  The terms of the Company’s 2005 Equity Incentive Plan provide that all awards issued under the plan would accelerate and either become exercisable or vest, as applicable, immediately prior to any of the following: (i) a reorganization, merger, consolidation or similar transaction in which the surviving corporation is not the Company or a publicly owned corporation (or a subsidiary thereof) in which the stockholders of the Company immediately prior to the transaction continue to beneficially own 50% or more of the voting securities of the Company, (ii) a sale, transfer, exchange or other disposition of all or substantially all of the Company’s assets, (iii) any acquisition of 50% or more of the voting securities of the Company excluding acquisitions by specified parties or (iv) any dissolution or liquidation of the Company.  Upon the occurrence of some of the foregoing Change in Control Events, stock or other property to be delivered upon acceleration of any award may be placed in escrow, rather than actually delivered, under terms set by the Compensation and Corporate Governance Committee.

1996 Stock Plan. The terms of the Company’s 1996 Stock Plan do not provide for the acceleration of all awards issued under the plan in the event of a change in control of the Company.  Instead, the plan provides that acceleration upon a change in control is permitted and that the terms of the individual awards issued under the plan control whether the awards accelerate upon occurrence of a Change in Control Event.

Payments Upon a Change in Control Event.  If a Change in Control Event had occurred on December 31, 2009 that triggered acceleration of all of the equity awards outstanding to each Named Executive Officer under each of the 1996 Stock Plan and the 2005 Equity Incentive Plan that accelerate either by their terms or the terms of the applicable plan, the following amounts would have been paid to the Named Executive Officers:

Name	Stock Options(1)	Stock Awards(2)	Total
Bart C. Shuldman	$729,112	$27,760	$756,872

Steven A. DeMartino	291,782	20,820	312,602

Michael S. Kumpf	169,263	20,820	190,083

James B. Stetson	88,400	13,880	102,280

Tracey S. Chernay	88,400	-	88,400
________
(1)
Accelerated stock options were valued using the spread between the exercise price of the applicable award and the closing price of $6.94 per share of our common stock on December 31, 2009, which was the last trading day of the year.

(2)	Accelerated stock awards were valued using the closing price of $6.94 per share of our common stock on December 31, 2009, which was the last trading day of the year.

PAYMENTS UPON A TERMINATION EVENT

The following table summarizes the potential payments to each Named Executive Officer, over the course of the applicable time period for which such payments would be owed, assuming that a Termination Event occurred on December 31, 2009, the last day of the Company’s fiscal year.

Name	Base Salary	Pro Rata Portion of Annual Target Bonus	Benefits(1)	Stock Options	Stock Awards	Total
Bart C. Shuldman	$877,312	$328,992	$104,592	-	-	$1,310,896

Steven A. DeMartino	244,007	122,003	14,286	-	-	380,296

Michael S. Kumpf	103,000	36,050	7,640	-	-	146,690

James B. Stetson	72,100	-	-	-	-	72,100

Tracey S. Chernay	80,134	-	5,638	-	-	85,772

________
The following assumptions were used to calculate these payments:
(1)
Benefits were valued using the same assumptions that the Company uses for our financial reporting under generally accepted accounting principles, with the exception that the Company’s cost of medical premiums is included here.

PAYMENTS UPON A CHANGE IN CONTROL AND TERMINATION EVENT

The following table summarizes the potential payments to each Named Executive Officer, over the course of the applicable time period for which such payments would be owed, assuming that a Change in Control and Termination Event occurred on December 31, 2009, the last day of the Company’s fiscal year.

Name	Base Salary	Annual Target Bonus	Benefits(1)	Stock Options (2)	Stock Awards (3)	Total
Bart C. Shuldman	$1,315,968	$986,976	$156,889	$729,112	$27,760	$3,216,705

Steven A. DeMartino	488,014	244,007	28,573	291,782	20,820	1,073,196

Michael S. Kumpf	206,000	72,100	15,280	169,263	20,820	483,463

James B. Stetson	144,200	-	-	88,400	13,880	246,480

Tracey S. Chernay	160,268	-	11,277	88,400	-	259,945

________
The following assumptions were used to calculate these payments:
(1)
Benefits were valued using the same assumptions that the Company uses for our financial reporting under generally accepted accounting principles, with the exception that the Company’s cost of medical premiums is included here.

(2)
Accelerated stock options were valued using the spread between the exercise price of the applicable award and the closing price of $6.94 per share of our common stock on December 31, 2009, which was the last trading day of the year.

(3)	Accelerated stock awards were valued using the closing price of $6.94 per share of our common stock on December 31, 2009, which was the last trading day of the year.

Non-Competition Provisions That Apply to a Termination Event or Change in Control Event

Pursuant to Mr. Shuldman’s Employment Agreement, upon the occurrence of a Termination Event while he is receiving severance payments under the agreement, Mr. Shuldman agrees that for two years, or in the case of a Change in Control Event, for three years, that he will not directly or indirectly engage in any business or activity that is competitive with the Company in a geography where the Company is selling its products.  Further, Mr. Shuldman agrees not to attempt to recruit any employees of the Company or encourage them to leave the Company and agrees not to encourage any of the Company’s customers to direct their business elsewhere.  The other Named Executive Officers have the same provisions in their Severance Agreements, except that they apply for six months upon the occurrence of a Termination Event or one year upon the occurrence of a Change in Control Event and they are not contingent upon the payment of the benefits described in each agreement by the Company to the Named Executive Officer.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2009

Name	Fees Earned Or Paid in Cash ($)	Stock Options(2)($)	Stock Awards (3)($)	Total ($)
Thomas R. Schwarz	$36,000	$26,304	$-	$62,304
Charles A. Dill	36,000	26,304	-	62,304
Graham Y. Tanaka	36,000	26,304	-	62,304
Bart C. Shuldman (1)	-	-	-	-
________
(1)	Mr. Shuldman did not receive any compensation for director services other than what is reflected in the "Summary Compensation Table" above.

(2)
On May 28, 2009, Mr. Schwarz, Mr. Dill and Mr. Tanaka were each awarded 7,500 stock options granted under the Company’s 2005 Equity Incentive Plan.  The amounts shown represent the grant date fair value of stock options granted in 2009 calculated in accordance with Compensation – Stock Compensation Topic of the FASB ASC, but excluding the effect of estimated forfeitures.  For information on the valuation assumptions with respect to these awards, refer to note 12 of the Company's financial statements in the Form 10-K for the year ended December 31, 2009, as filed with the SEC.

(3)
As of December 31, 2009, Mr. Schwarz held 58,500 fully vested stock options at exercise prices ranging from $3.77 to $31.82 and 3,000 shares of unvested restricted stock grants as well as 21,500 unvested stock options at exercise prices ranging from $4.84 to $7.80, Mr. Dill held 47,250 fully vested stock options at exercise prices ranging from $5.93 to $31.82 and 3,000 shares of unvested restricted stock grants as well as 21,500 unvested stock options at exercise prices ranging from $4.84 to $7.80, Mr. Tanaka held 58,500 fully vested stock options at exercise prices ranging from $3.77 to $31.82 and 3,000 shares of unvested restricted stock grants as well as 21,500 unvested stock options at exercise prices ranging from $4.84 to $7.80, and Mr. Shuldman held no stock option or restricted stock grants other than those shown in the “Outstanding Equity Awards at 2009 Fiscal Year-End” table above.

For 2009, each non-employee director of the Company received a retainer of $9,000 for each fiscal quarter served as director as compensation for services rendered.  Directors are also reimbursed for reasonable expenses incurred in attending meetings.

Each non-employee director receives an annual grant of 7,500 stock options, pursuant to the terms of the Company’s 2005 Equity Incentive Plan.  The stock options vest at the rate of 20% per year beginning on the first anniversary of the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Board’s Compensation and Corporate Governance Committee has served as an officer or employee of the Company at any time.  None of the Company’s executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of the Company’s Board.  None of the Company’s executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of the Board’s Compensation and Corporate Governance Committee.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Stockholder proposals submitted for inclusion in next year’s proxy materials must be received by the Secretary of the Company on or before December 27, 2010.  Proposals should be addressed to TransAct Technologies Incorporated, One Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, CT 06518, Attention: Secretary.  Stockholders who wish to make a proposal at the 2011 Annual Meeting without regard to whether it will be included in the Company’s proxy materials should notify the Company no later than March 12, 2011.  If a Stockholder who wishes to present a proposal fails to notify the Company by the due date, the proxies that the Company solicits for the meeting will accord them discretionary authority to vote on the Stockholder’s proposal if it is properly brought before the meeting.

PROCEDURES FOR SUBMITTING DIRECTOR NOMINATIONS AND RECOMMENDATIONS

Stockholders may nominate candidates for election to the Board of Directors if the proper nomination procedures specified in the Company’s By-Laws are followed.  All nominations by stockholders must be delivered to or mailed and received at the principal executive offices of the Company not less than 30 nor more than 60 days prior to the meeting at which election of directors will take place; however, if less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, nominations will be timely if received not later than 10 days after notice was given or public disclosure was made.  A stockholder’s notice must set forth in writing (i) for each person proposed to be nominated, all information relating to each such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to be named in the proxy and to serving as a director, and (ii) for the stockholder giving notice, the (x) name and address of such stockholder as they appear on the Company’s books, and (y) the class and number of shares of the Company beneficially owned by such stockholder.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS POLICY

Any stockholder or interested party wishing to communicate directly with members of the Board of Directors should do so in writing.  All correspondence addressed to the Board as a whole, to its independent directors, to any of its Committees or Committee Chairs, or to individual Board members should be mailed to the following address:

Board of Directors/Independent Directors/Committee/Director
c/o Secretary
TransAct Technologies Incorporated
One Hamden Center
2319 Whitney Avenue, Suite 3B
Hamden, CT 06518

•	You are welcome to communicate anonymously or confidentially.

•
All correspondence addressed to an individual director or Committee Chair, and marked “Confidential”, will be collected in the office of the Secretary and forwarded unopened to the individual director.

•	Other correspondence will be opened by the Secretary, reviewed, copied and directed as follows:

o Concerns regarding the Company’s accounting, internal accounting controls or auditing matters will be referred to the members of the Audit Committee.

o Nominations or recommendations of candidates for election to the Board of Directors will be referred to members of the Nominating Committee.

o Other correspondence will be copied by the Secretary and forwarded to all of the members of the Board of Directors (or its independent directors, if so addressed) unless the stockholder directs otherwise.

GENERAL

As of the date of this Proxy Statement, the Board of Directors is not aware of any matter which is to be presented for action at the Annual Meeting other than the matters set forth herein.  Should any other matter requiring a vote of the stockholders arise at the Annual Meeting, the proxies confer upon the persons named in the accompanying proxy the authority to vote in respect of any such other matter in accordance with the recommendation of the Board of Directors.

A stockholder who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by: (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed proxy bearing a later date, or (iii) voting in person at the Annual Meeting.  All written notices of revocation and other communications with respect to revocation of proxies should be addressed to the Company, as follows:  TransAct Technologies Incorporated, One Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, CT 06518, Attention: Secretary.  A proxy appointment will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the shares are voted, notice of such death or incapacity is filed with the Company’s Secretary or other person responsible for tabulating votes on behalf of the Company.

The cost of preparing, assembling and mailing this proxy material will be borne by the Company.  The Company may solicit proxies otherwise than by use of the mail, in that certain officers and regular employees of the Company, without additional compensation, may use the telephone or otherwise to obtain proxies.  The Company will also request persons, firms and corporations holding shares in their names, or owned by others, to send this proxy material to and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

No director or executive officer of the Company has any direct or indirect substantial interest, whether by security holdings or otherwise, in the ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company’s 2010 fiscal year.

STOCKHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. PROMPT RESPONSE IS HELPFUL, AND YOUR COOPERATION IS APPRECIATED.

TRANSACT TECHNOLOGIES INCORPORATED
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, MAY 27, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
TRANSACT TECHNOLOGIES INCORPORATED

The undersigned stockholder of TransAct Technologies Incorporated (the “Company”) does hereby nominate, constitute and appoint Bart C. Shuldman and Steven A. DeMartino, or either of them, with full power to act alone, my true and lawful attorney with full power of substitution, for me and in my name, place and stead to vote all of the shares of Common Stock of the Company standing in my name on its books on April 5, 2010, at the Annual Meeting of its stockholders to be held at the Company’s executive offices located at One Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, CT 06518 on May 27, 2010 at 10:00 a.m., or at any adjournment thereof, with all powers the undersigned would possess if personally present as follows:

(TO BE SIGNED ON REVERSE SIDE)

ANNUAL MEETING OF STOCKHOLDERS OF
TRANSACT TECHNOLOGIES INCORPORATED

MAY 27, 2010

Important Notice Regarding the Availability of Proxy Materials for the Stockholder
Meeting To Be Held on May 27, 2010.

This proxy statement and our 2009 Annual Report
are available at www.transact-tech.com/proxymaterials.

PLEASE SIGN, DATE AND MAIL YOUR
PROXY CARD BACK IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

Please detach along perforated line and mail in the envelope provided.

Please sign, date and return promptly in the enclosed envelope. Please mark your vote in blue or black ink as shown here ☒

Nominee:
1. ELECTION OF DIRECTOR	☐	FOR THE NOMINEE		Graham Y. Tanaka
	☐	WITHHOLD AUTHORITY FOR THE NOMINEE

	FOR	AGAINST	ABSTAIN
2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐

	FOR	AGAINST	ABSTAIN
3. APPROVAL OF AMENDMENT TO 2005 EQUITY INCENTIVE PLAN	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN.  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEE AS DIRECTOR AND FOR PROPOSAL 2 AND PROPOSAL 3.  THE PROXY IS AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	DATE:

Signature of Stockholder	DATE:

NOTE:    Please sign exactly as your name or names appear on this proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.